Exhibit 99.1

FOR IMMEDIATE RELEASE

Comverge Expands Clean Energy Capacity Offerings with Acquisition of Leading Energy Efficiency Provider

Comverge’s managed capacity now exceeds 1500 megawatts

Acquisition increases Comverge expected future contracted revenues to over $250 million

Provides strong foothold in New York market with 47 Megawatt ConEd contract

East Hanover, NJ: October 1, 2007 – Comverge, Inc. (NASDAQ: COMV), the leading provider of clean energy solutions through demand response and energy efficiency, announced today it has acquired Public Energy Solutions, LLC (PES), further expanding its suite of clean energy capacity offerings by targeting base load capacity needs of electric utilities through energy efficiency. PES will provide Comverge’s energy efficiency offerings and will become part of Comverge’s Alternative Energy Resources Group for nationwide expansion.

“Comverge acquired PES to provide base load capacity through the implementation of energy efficiency solutions, extending Comverge’s reach into electric capacity beyond its dominant position in peak energy solutions. This acquisition speaks to our commitment to deliver clean energy solutions by reduction of peak load and base load electricity demand for the electric utility industry. PES provides a platform to enable comprehensive energy efficiency solutions for our customer base.”, said Robert M. Chiste, Chairman, President and CEO of Comverge. Chiste continued, “This acquisition provides Comverge with a strong position in New York and other northeast states. We are extremely pleased to have executed, in short order, the strategy announced by Comverge at the time of our IPO. We welcome Keith Hartman, President and CEO of PES, and his outstanding team to the Comverge family.”

Public Energy Solutions, formerly a part of PSEG Energy Technologies, the unregulated portion of PSEG Holdings LLC in New Jersey, has a long operating history and strong customer base. It has been providing energy efficiency products and services to electric utilities for over 10 years. PES has established a long-term pay for performance business model, similar to Comverge’s Virtual Peaking Capacity offering, whereby it receives payments from the utility based on the amount of permanent capacity it provides through the implementation of energy efficiency solutions at commercial and industrial locations. Based on its experience base and strong customer relationships, PES has provided upgrades and solutions at 7500 customer sites for the equivalent capacity of 73 MWs and approximately 252 million kWHrs of energy use per year. Current contracts are expected to deliver up to 47 megawatts of electric capacity when fully built-out, and anticipated to provide approximately $42 million in revenues.

Mr. Hartman said, “Public Energy Solutions is excited to be a part of Comverge’s Alternative Energy Resources Group. Comverge is clearly the leader in the industry and we are looking forward to expanding our services with Comverge into energy efficiency and related services for their electric utility customer base and the residential, commercial, industrial and institutional energy consumers they serve. Our focus and proven track record of delivering clean energy solutions to our customers will continue while enhancing Comverge’s commitment to lead this evolving and rapidly expanding industry.”

www.comverge.com | 888.565.5525	The Power in Power Technology.™

About the Public Energy Solutions Acquisition

Under the terms of the transaction, Comverge acquired 100% of the outstanding equity interests of the four entities comprising PES for $13.4 million, consisting of $9.3 million in cash subject to adjustment for working capital balances as of September 29, 2007, $3.0 million in subordinated convertible notes due in March 2009, and the issuance of 34,129 shares of Comverge common stock which had a market value of $1.1 million as of September 29, 2007. In addition, $850,000 in cash and 11,945 shares of Comverge common stock is contingently issuable if PES exceeds 2007 operating performance of $9.1 million in revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) of $2.0 million. If 2008 operating performance exceeds $13.2 million in revenue and $3.5 million of EBITDA, then $150,000 in cash and 124,573 shares of Comverge common stock is contingently issuable. If 2008 operating performance exceeds $15.0 million in revenue and $4.5 million of EBITDA, then an additional $2.0 million in cash and 68,259 shares of Comverge common stock is contingently issuable. Comverge will begin recognizing revenues of PES on October 1, 2007. The transaction is expected to be slightly dilutive in 2007 and accretive in 2008 to Comverge’s earnings per share.

About Comverge

Comverge is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost effective basis than conventional alternatives by reducing base load and peak load energy consumption. For more information, visit www.comverge.com. “Virtual Peaking Capacity” and “VPC” are trademarks of Comverge, Inc.

For Comverge Investors:

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance, including projected capacity reduction and payments. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships, and other risks more fully described in our most recently filed Quarterly Report on Form 10-Q and other of the company’s filings with the Securities and Exchange Commission. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Investor Relations

770-696-7660, invest@comverge.com

Media Relations

Chris Neff

Director of Marketing

973-947-6064, cneff@comverge.com

www.comverge.com | 888.565.5525	The Power in Power Technology.™